Exhibit 8.1

List of Subsidiaries

Name	Jurisdiction of Incorporation	Percentage of Ownership
ARB IOT (M) Sdn Bhd	Malaysia	100%
ARB IOT Group Sdn Bhd	Malaysia	100%
ARB Lab Sdn Bhd	Malaysia	100%
ARB AI Agro Sdn Bhd	Malaysia	100%
ARB R&D Sdn Bhd	Malaysia	100%
ARB Agro Technology Sdn Bhd	Malaysia	100%
ARB Innovation Sdn Bhd	Malaysia	100%
ARB R1 Technology Sdn Bhd	Malaysia	100%
ARB Robotic Sdn Bhd	Malaysia	100%
ARB Intelligence Sdn Bhd	Malaysia	100%
ARB Synergy Sdn Bhd	Malaysia	100%
ARB Databook Pte Ltd	Singapore	100%